Exhibit 10.29
                              EMPLOYMENT AGREEMENT

          AGREEMENT made as of this 12th day of December 2000, by and between Orion Power Holdings, Inc., a Delaware corporation (the "Company") and Michael Gluckman (the "Employee").

          WHEREAS, the Company wishes to employ the Employee as Senior Vice President, Corporate Strategy and Development, with the responsibilities and duties of an executive officer of the Company; and

          WHEREAS, the Employee wishes to accept such employment and to render services to the Company on the terms set forth herein, and in accordance with, the provisions of this Employment Agreement (the "Agreement").

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

          1. EMPLOYMENT. Subject to the terms and provisions of this Agreement, the Company hereby employs the Employee and the Employee hereby accepts such employment by the Company upon the terms and conditions hereinafter set forth.

          2. DUTIES. During the Employment Term (as defined in Section 7 hereof), the Employee shall serve as Senior Vice President, Corporate Strategy and Development of the Company and the Employee shall perform such duties, services and responsibilities and have the authority commensurate to such position as determined from time to time by the Board of Directors of the Company (the "Board"). The Employee shall report directly to the Chief Executive Officer of the Company.

          The Employee shall devote his full business time, attention and skill to the performance of such duties, services and responsibilities, and will use his best efforts to promote the interests of the Company. The Employee will not, without the prior written approval of the Board, engage in any other business activity which could interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of policies established from time to time by the Company.

          3. MONETARY REMUNERATION.

               (a) BASE SALARY. During the Employment Term, the Company shall pay to the Employee in consideration of the performance by the Employee of the Employee's obligations hereunder (including any services as an officer, employee, or otherwise), a salary (the "Base Salary") at an annual rate of two hundred and twenty-five thousand dollars ($225,000). The Base Salary shall be reviewed, and may be increased (but not decreased), in accordance with the Company's salary review program or practice applicable to senior executive officers of the Company. Without limiting the generality of the foregoing, the Base Salary shall be increased on or before March 1 of each calendar year, beginning with calendar year 2002, by a percentage no less than the percentage increase in the United States Consumer Price Index for the Washington-Baltimore metropolitan area for the preceding calendar year.

          The Base Salary shall be payable in accordance with the normal payroll practices of the Company then in effect and subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law. The Employee shall be solely responsible for taxes imposed on the Employee by reason of any compensation and benefits provided hereunder.

               (b) ANNUAL BONUS. The Company shall provide the Employee the opportunity to earn an annual incentive bonus (the "Bonus"). Such Bonus shall be variable based upon the attainment of performance criteria described below, shall be payable in an amount equal to 50% of the Base Salary in effect on the last day of the applicable fiscal year (upon attainment of targeted performance criteria), may be payable at less than 50% of such Base Salary (at agreed-upon levels of partial attainment of targeted performance criteria), may be payable in amounts in excess of 50% of such Base Salary (upon exceeding targeted performance criteria), but shall in no event exceed 100% of such Base Salary, in respect of each of the Company's fiscal years ending during the Employment Term, beginning with the 2001 fiscal year. Each annual Bonus shall be payable promptly following a determination by the Board (or a designated committee thereof) that the applicable performance criteria have been satisfied, but in no event later than thirty (30) days after the Company's receipt of the report prepared by its regular independent certified public accountants with respect to the Company's financial statements for such fiscal year. For each fiscal year during the Employment Term, appropriate performance criteria shall be developed jointly and in good faith by the Employee and the Board (or designated committee thereof) in connection with the development and approval of an annual strategic plan for the Company. Notwithstanding the foregoing, the Company and the Employee acknowledge that such performance criteria may consist of specific financial or nonfinancial objectives relating to both the Company and the Employee that are established in accordance with the foregoing procedures.

          4. BENEFITS.

               (a) In addition to the payments described above, during the Employment Term, the Employee shall be entitled to participate in, in accordance with the terms and conditions of the applicable plan, program or arrangement, all of the employee benefit plans or programs, and all of the fringe benefit and executive perquisites, made available by the Company, to, or for the benefit of, its senior executive officers or to its employees in general, as such plans, programs or arrangements may be in effect from time to time. The Employee's participation in any such plans, programs and arrangements shall be on a basis no less favorable than that of other senior executive officers of the Company. Nothing contained in this Agreement shall require the Company to establish any plan, program or arrangement or shall preclude the Company from amending or terminating any plan, program or arrangement which heretofore exists or may hereinafter be established; provided, HOWEVER, it is the Company's intention that the general type and level of benefits provided by the Company to its officers and employees shall be, in the aggregate, generally comparable to the type and level of benefits offered by similar companies in the Company's general industry, as determined in good faith by the Board.

               (b) During the Employment Term, the Company shall reimburse the Employee for all reasonable business expenses incurred by the Employee in carrying out the Employee's duties, services and responsibilities under this Agreement, provided that the Employee complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

          5. EQUITY AWARDS.

               (a) 1998 STOCK INCENTIVE PLAN. Reference is hereby made to the Company's 1998 Stock Incentive Plan, as amended from time to time (the "Plan"). Defined terms used in this Section 5 but not defined herein shall have the meanings set forth in the Plan.

               (b) INITIAL BONUS OPTION. As soon as practicable after the date hereof, the Company shall grant to the Employee a nonqualified stock option to purchase one hundred thousand (100,000) shares of publicly traded Common Stock (the "Initial Bonus Option") with a per share exercise price equal to the price per share of Common Stock at the close of business on the Commencement Date (defined in Section 7). The Initial Bonus Option shall vest ratably on a daily basis over the period beginning on the date the Initial Bonus Option is granted pursuant to this Section 5(b) and ending on the fifth anniversary of such date, PROVIDED, HOWEVER, that no Initial Option shall vest prior to the Employee's completion of one (1) year of continuous service beginning on the Commencement Date and ending on the first anniversary of the Commencement Date (the "One Year Service Requirement") (and all Initial Options outstanding on the first anniversary of the Commencement Date shall vest on that date to the extent they would have vested as of that date but for the operation of this proviso).

               (c) ANNUAL OPTIONS. On January 1, 2002 and on each January 1 thereafter during the Employment Term, the Company shall grant to the Employee a nonqualified option to purchase a number of shares of Common Stock as determined by the Board in its sole discretion (each an "Annual Option"); PROVIDED, HOWEVER, that each Annual Option shall entitle the Employee to purchase a minimum of thirty thousand (30,000) shares of Common Stock. Each Annual Option shall have a per share exercise price equal to the Fair Market Value of a share of Common Stock on the date the Annual Option is granted and shall vest ratably on a daily basis over the period beginning on the date the Annual Option is granted pursuant to this Section 5(c) and ending on the third anniversary of such date, PROVIDED, HOWEVER, that no Annual Option shall vest prior to the Employee's completion of the One Year Service Requirement (and all Annual Options outstanding on the first anniversary of the Commencement Date shall vest on that date to the extent they would have vested as of that date but for the operation of this proviso).

               (d) ACCELERATED VESTING AND OTHER CONDITIONS. Notwithstanding the foregoing provisions of this Section 5, the Initial Bonus Option and the Annual Options granted to the Employee by the Company (collectively, "the Options") shall vest fully upon the termination of the Employee's employment for circumstances described in clause (i), (iv) or (v) of the definition of Good Reason. The Options granted pursuant to Sections 5(b) and (c) shall be subject to such additional terms and conditions as are set forth in an option agreement substantially in the form attached as Exhibit A hereto.

               (e) STOCK GROWTH INCENTIVE PLAN. After the date hereof, the Company shall establish and adopt a stock growth incentive plan pursuant to which a specified group of officers, including the Employee, and other key employees of the Company, as determined in good faith by the Board, will be eligible to receive additional stock options subject to such terms and conditions as determined by the Board in good faith.

          6. VACATIONS. During the Employment Term, the Employee shall be entitled to vacation on a basis consistent with that of other senior executive officers of the Company.

          7. EMPLOYMENT TERM.

               The "Employment Term," as used in this Agreement, shall mean the period commencing on December 12, 2000 (the "Commencement Date") and terminating on the earliest of the following to occur:

               (a) the death of the Employee ("Death");

               (b) the termination of the Employee's employment by mutual agreement of the Company and the Employee;

               (c) the termination of the Employee's employment by the Company for Cause (as defined in Section 8 hereof);

               (d) the termination of the Employee's employment by the Employee for Good Reason (as defined in Section 9 hereof);

               (e) the Disability of the Employee (as determined in accordance with Section 10 hereof);

               (f) the termination of the Employee's employment by the Company other than a termination by the Company for Cause, Disability or Death; and

               (g) the fifth anniversary of the day preceding the first day of the Employment Term.

          8. CAUSE. In the event of (i) any material breach of the provisions of this Agreement by the Employee, (ii) the Employee's continued failure to perform reasonably assigned duties after a demand for substantial performance is delivered to the Employee by the Board or the Chief Executive Officer of the Company (where such demand specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Employee has not substantially performed his duties) and the passage of a reasonable period of time to comply with such demand, (iii) the Employee's willful misconduct or gross negligence, (iv) conduct by the Employee involving dishonesty for personal gain, fraud or unlawful activity which is injurious to the Company, or (v) a conviction of or plea of NOLO CONTENDERE to a felony or any crime involving moral turpitude; PROVIDED, HOWEVER, that the Employee shall not be terminated for Cause under any of clauses (i) through (iii) above unless there shall have been delivered to the Employee a copy of a resolution duly adopted by the Board, at a meeting of such Board (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard at such meeting), finding that in the good faith opinion of the Board, the Employee had engaged in conduct of the type described in any of clauses (i) through (iii) above and specifying the particulars thereof.

          9. GOOD REASON. In the event of (i) any material breach by the Company of this Agreement, any Option Agreement or other material agreement entered into with, or provided to, the Employee, (ii) a material reduction in the Employee's title, duties, responsibilities or status, (iii) the assignment to the Employee of a material amount of different or additional duties that are significantly inconsistent with the Employee's position, (iv) the relocation of the Employee, the Company's principal executive offices or all or substantially all of the Company's executive level employees without the Employee's consent, to any location outside of the Baltimore, Maryland metropolitan region or (v) a Change in Control (as defined in the Plan, as in effect from time to time) shall occur, the Employee shall have the right to terminate his employment for "Good Reason" by giving the Company notice in writing of the reason for such termination and the Employment Term shall terminate on the date of the Employee's termination of employment; PROVIDED, HOWEVER, that with respect to clause (v) above, the Employee's right to terminate his employment for Good Reason shall lapse sixty
(60) days following the occurrence of the Change in Control. Anything in this Agreement to the contrary notwithstanding, any termination of the Employee by the Company without Cause at any time when the Employee has a basis to resign under clause (i), (iv) or (v) of the definition of Good Reason shall be treated for all purposes of this Agreement and all related agreements as a termination by the Employee for Good Reason under such clause (i), (iv) or (v), as appropriate.

          10. DISABILITY. In the event of a physical or mental infirmity which renders the Employee unable to perform his duties, services and responsibilities hereunder for a total of one hundred and twenty (120) calendar days in any twelve (12)-month period (a "Disability"), the Employment Term shall automatically terminate on such one hundred and twentieth calendar day, without any further or additional action on the part of the Company.

          11. TERMINATION PAYMENTS.

               (a) In the event that the Employment Term is terminated for any reason other than by the Company without Cause or by the Employee with Good
Reason: (A) the Company shall pay to the Employee any Base Salary accrued hereunder on or prior to the date of termination but not theretofore paid to the Employee; and (B) the Employee shall be entitled, in accordance with the terms and conditions of the applicable plan, program or arrangement, to all benefits accrued under any benefit plans, programs or arrangements in which the Employee shall be a participant as of the date of termination, including any Bonus earned, declared and payable (but not yet paid) in accordance with Section 3(b) hereof in respect of the then current fiscal year, or if the Bonus in respect of the then current fiscal year has not yet been earned, declared and become payable, in respect of the fiscal year ended immediately prior to the date of termination (the "Accrued Benefits").

               (b) Subject to paragraph (c) of this Section 11 below, in the event that the Employment Term is terminated by the Company without Cause or by the Employee for Good Reason: (A) the Company shall pay to the Employee any Base Salary accrued hereunder on or prior to the date of termination but not theretofore paid to the Employee; (B) the Company shall pay the Employee a lump sum amount equal to two (2) times the Employee's annual Base Salary at the time of the Employee's termination of employment; (C) the Company shall pay the Employee an amount equal to two (2) times the Bonus paid (or to be paid) to the Employee for the then current fiscal year, or if the Bonus in respect of the then current fiscal year has not yet been earned, declared and become payable, in respect of the fiscal year preceding the fiscal year in which such termination occurs; and (D) the Employee shall be entitled to the Accrued Benefits.

               (c) All payments required to be made by the Company pursuant to
Section 11(a) in connection with the termination of the Employee's employment shall be payable within 15 days after the effective date of such termination.

               (d) The foregoing payments and benefits upon termination shall constitute the exclusive payments and benefits which shall be due the Employee upon a termination of the Employment Term and shall be in lieu of any such benefits under any plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by the Company. The Employee shall have no other rights (other than the Employee's rights to the Accrued Benefits as provided herein) or remedies under this Agreement or any other plan, program or arrangement which has heretofore been or shall hereafter be established by the Company or otherwise in the event that the Employment Term is terminated by the Company without Cause or by the Employee for Good Reason. The Employee shall not be required to mitigate the foregoing payments by seeking employment or otherwise.

               (e) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or distribution of any type to or for the benefit of the Employee by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder), or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments") is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Employee received the entire amount of such Total Payments. Unless the Employee shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the latest in time. Any notice given by the Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee's rights and entitlements to any benefits or compensation. The determination of whether the Total Payments shall be reduced pursuant to the foregoing and the amount of such reduction shall be made, at the Company's expense, by an accounting firm selected by the Company which is one of the five largest accounting firms in the United States (other than the Company's regular independent auditor).

          12. EMPLOYEE'S REPRESENTATION AND ACKNOWLEDGMENT. The Employee represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior employer. The Employee hereby acknowledges and agrees that this Agreement (and the Exhibits hereto and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Employee shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates.

          13. EMPLOYEE COVENANTS.


               (a) UNAUTHORIZED DISCLOSURE. The Employee agrees and understands that in the Employee's position with the Company, the Employee has been and will be exposed to and receive information relating to the confidential affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Employee agrees that during the Employment Term and thereafter, the Employee will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; PROVIDED, HOWEVER, that (i) the Employee shall have no such obligation to the extent such information is or becomes publicly known other than as a result of the Employee's breach of his obligations hereunder and
(ii) the Employee may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Employment Term, the Employee will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Employee in the course or otherwise as a result of the Employee's employment with the Company during or prior to the Employment Term.

               (b) NON-COMPETITION. By and in consideration payments and benefits to be provided to the Employee by the Company hereunder, the Employee's exposure to the proprietary information of the Company and as an inducement to the Company to enter into this Agreement with the Employee, the Employee agrees that while he is employed by the Company and for a period of two (2) years after the Employee's termination of employment with the Company for any reason (the "Noncompetition Term"), the Employee will not, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner, including but not limited to, holding the positions of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise; PROVIDED, HOWEVER, Employee shall not be subject to the covenants contained in this Section 13(b) or Section 13(c) following the termination of the Employee by the Company without Cause following the occurrence of a Change in Control (as defined in the Plan, as in effect from time to time), or termination of the Employee's employment for circumstances described in clause (v) of the definition of Good Reason. For purposes of this paragraph, the term "Competing Enterprise" shall mean any person, corporation, partnership or other entity (or any of their respective subsidiaries) which, directly or indirectly, is principally engaged in the business of investing in or managing the operations of electric generating assets for wholesale resale in the United States and Canada at market-based rates. Following termination of the Employment Term, the Employee shall promptly furnish in writing to the Company, its subsidiaries or affiliates, any information reasonably requested by the Company (including any third party confirmations) to the extent necessary to confirm the Employee's compliance with the provisions of this Section 13(b). Notwithstanding anything contained in this Section 13(b) to the contrary, the Employee shall not be prohibited from acquiring less than three percent (3%) of any class of securities of a publicly traded corporation.

               (c) NON-SOLICITATION. During the Noncompetition Term, if applicable, the Employee shall not interfere with the Company's relationship with, employ or endeavor to entice away from the Company, any person who, on the date of the termination of the Employment Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

               (d) REMEDIES. The Employee agrees that any breach of the terms of this Section 13 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Employee therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Employee and/or any and all entities acting for and/or with the Employee, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Employee. The Employee acknowledges that the Company would not have entered into this Agreement had the Employee not agreed to the provisions of this Section 13. The Employee and the Company agree that the provisions of the covenant not to compete set forth in this Section 13 are reasonable. Should a court or arbitrator determine, however, that any provision of the covenant not to compete is unreasonable or unenforceable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent possible in accordance with law.

               The provisions of this Section 13 shall survive any termination of the Employment Term, and the existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 13.

               14. NON-WAIVER OF RIGHTS. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

               15. NOTICES. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

               If to the Company:   Orion Power Holdings, Inc.
                                    7 E. Redwood Street, 10th Floor
                                    Baltimore, MD  21202
                                    Telephone:  (410) 230-3507
                                    Attention:  W. Thaddeus Miller
                                                Louis Melton

               If to the Employee:  Michael Gluckman
                                    c/o Orion Power Holdings, Inc.
                                    7 E. Redwood Street, 10th Floor
                                    Baltimore, MD  21202
                                    Telephone:  (410) 230-3500

          Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 15.

          16. INDEMNIFICATION. During the Employment Term and thereafter, the Company shall indemnify the Employee to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) in connection with any claim, action or proceeding (whether civil or criminal) against the Employee as a result of the Employee serving as an officer of the Company or in any capacity at the request of the Company, in or with regard to any other entity, employee benefit plan or enterprise (other than arising out of the Employee's act of willful misconduct, gross negligence, misappropriation of funds, fraud or breach of this Agreement). This indemnification shall be in addition to, and not in lieu of, any other indemnification the Employee shall be entitled to pursuant to the Company's Certificate of Incorporation or By-laws or otherwise. Following the Employee's termination of employment, the Company shall continue to cover the Employee under the Company's directors and officer's insurance, if any, for the period during which the Employee may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer of the Company or in any capacity at the request of the Company, in or with regard to any other entity, employee benefit plan or enterprise on the same terms such coverage was provided during the Employment Term, at the highest level then maintained for any then current or former officer.

          18. BINDING EFFECT/ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Employee shall not assign all or any portion of this Agreement without the prior written consent of the Company.

          19. ENTIRE AGREEMENT. This Agreement (together with the Exhibits hereto and the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

          20. SEVERABILITY. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

          21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Maryland state or federal court sitting in The City of Baltimore, and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; PROVIDED, HOWEVER, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

          22. MODIFICATIONS. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

          23. GENDER, TENSE AND HEADINGS. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

               The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

          24. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          25. REGISTRATION RIGHTS. The Employee shall have the right, subject to cut-back arrangements in favor of other non-management stockholders, to include in any registration statement filed by the Company to register shares of its Common Stock (whether for its own account or for the account of other stockholders), shares of Common Stock issued or issuable upon the exercise of any Options awarded to the Employee and to have the Company pay all expenses incurred (other than underwriting discounts and commissions) in connection with the registration of such shares of Common Stock; PROVIDED, that the managing underwriter in connection with such registration shall have reasonably determined, in its sole discretion, that such inclusion shall not adversely affect, in any manner, the public offering of such shares.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Employee has hereunto set his hand, on the day and year first above written.


                                        ORION POWER HOLDINGS, INC.


                                        By:
                                            ---------------------------------
                                            Name:  Jack Fusco
                                            Title: President and CEO




                                            ---------------------------------
                                                   Michael Gluckman

                                    EXHIBIT A
                                       to
                              EMPLOYMENT AGREEMENT
                                 by and between
                           ORION POWER HOLDINGS, INC.
                                       and
                                MICHAEL GLUCKMAN




None.